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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 1 TO
                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
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                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

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
                DELAWARE                            82 RUNNING HILL ROAD                      04-3363001
(State of Incorporation or Organization)         SOUTH PORTLAND, MAINE 04106               (I.R.S. Employer
                                            (Address of principal executive offices)    Identification Number)
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
          If this form relates to the        If this form relates to the
          registration of a class of         registration of a class of securities
          securities pursuant to             securities pursuant to Section 12(g) of the
          Section 12(b) of the Exchange      Exchange Act and is effective pursuant
          Act and is effective pursuant      to General Instruction A.(d), please
          to General Instruction A.(c),      check the following box. [ ]
          please check the following
          box. [ ]
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Securities Act registration file number to which this form relates:
_______________
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered        Name of Each Exchange on Which
                                               Each Class is to be Registered

Common Stock, par value $.01 per share         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
________________________________________________________________________________
                                (Title of Class)

________________________________________________________________________________
                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


INTRODUCTORY NOTE

At our annual stockholders' meeting on May 8, 2003, our stockholders approved amendments to our Restated Certificate of Incorporation. The amendments were filed with the Secretary of State of the State of Delaware on May 16, 2003 and the Certificate of Amendment is filed as an exhibit to this registration statement. One of the amendments eliminated our non-voting Class B Common Stock (of which there were 0 shares outstanding) and changed the name of our voting Class A Common Stock to be simply "Common Stock." The amendment also eliminated, by necessity, a conversion feature by which each of the former classes of common stock was convertible into the other on a share-for-share basis at the option of the holder.

The Class B Common Stock was never registered under the Exchange Act. The Class A Common Stock was registered by the initial filing of this registration statement, which became effective in connection with our initial public offering under General Instruction A.(c)(2) on August 3, 1999.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Our capital stock consists of 340,000,000 authorized shares of Common Stock, par value $.01 per share, of which 117,231,127 were outstanding on March 30, 2003, and 100,000 shares of Preferred Stock, par value $.01 per share, none of which is issued or outstanding.

The following is a description of our Common Stock following the amendment to our Restated Certificate of Incorporation described above.

The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders other than elections of directors. In elections of directors, stockholders have cumulative voting rights. With cumulative voting, each holder of Common Stock is entitled to as many votes as equals the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. The holders of Common Stock are entitled to such dividends as may be declared at the discretion of our board of directors out of funds legally available for that purpose. We have never paid and we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. As of March 12, 2003, there were approximately 350 record holders of our Common Stock.

ITEM 2. EXHIBITS

3.01 Restated Certificate of Incorporation (incorporated by reference from our annual report on Form 10-K for the fiscal year ended May 30, 1999, filed August 27, 1999).

3.02 Certificate of Amendment to Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 16, 2003 (filed herewith).

3.03 Restated Bylaws (incorporated by reference from our registration statement on Form S-4, filed March 23, 2000 (File No. 333-33082)).

4.01 Registration Rights Agreement dated March 11, 1997 among the company, Sterling Holding Company, LLC, National Semiconductor Corporation and certain investors (incorporated by reference from amendment no. 1 to our registration statement on Form S-1, filed June 30, 1999 (File No. 333-78557)).


                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this statement to be signed on its behalf by the undersigned, thereunto duly authorized.
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                                FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Date: May 16, 2003                   By:  /s/ Paul D. Delva
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                                          Vice President and General Counsel